Registration No. 333-112229

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Teton Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	84-1482290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

410 Seventeenth Street, Suite 1850
Denver, CO 80202
(303) 565-4604
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Karl F. Arleth
Chief Executive Officer and President
Teton Energy Corporation
410 Seventeenth Street, Suite 1850
Denver, CO 80202
(303) 565-4604
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Danovitch, Esq.
Peter J. Gennuso, Esq.
Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
(212) 752-9700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

This Registration Statement on Form S-3 constitutes a post-effective amendment to the Company's Registration Statement on Form SB-2 (Registration No. 333-112229). Pursuant to Rule 401(b) under the Securities Act, the Company is filing this post-effective amendment on Form S-3, as it is currently ineligible to file a registration statement on Form SB-2.

Deregistration of Securities and Withdrawal of Registration Statement
_____________________________________

On January 27, 2004, Teton Energy Corporation, Inc. (f/k/a Teton Petroleum Company) (the "Company") filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (Registration No. 333-112229) (the "Registration Statement") on Form SB-2 registering the resale of up to 4,825,651 shares of Common Stock held by certain selling holders (as identified in the Prospectus that is a part of the Registration Statement) received upon the conversion of certain convertible preferred stock issued during 2003 as well as in respect of Common Stock underlying certain warrants issued in connection with the convertible preferred stock financing.

The Registration Statement, was declared effective on February 12, 2004, by the Commission.

In accordance with the undertaking of the Company set forth in Part II of the Registration Statement, the Company hereby deregisters any securities that remain unsold as of the date hereof pursuant to this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement and, in accordance with Rules 477 and 478 of the Securities Act of 1933, the Company hereby withdraws the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, state of Colorado, on September 30, 2005.

TETON ENERGY CORPORATION

By:	/s/ Karl Arleth
Karl Arleth
Chief Executive Officer